Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the use of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

Our report on the consolidated financial statements also refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Denver, Colorado
December 8, 2020